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NEWS FROM
TRANS-INDUSTRIES

Trans-Industries, Inc. o 2637 S. Adams Road o Rochester Hills, MI 48309



FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 852-1990


FOR IMMEDIATE RELEASE
MARCH 4, 2004


                TRANS-INDUSTRIES, INC. COMPLETES PRIVATE SALE OF
                CONVERTIBLE PREFERRED STOCK; ANNOUNCES BOARD AND
                              MANAGEMENT ADDITIONS


ROCHESTER HILLS, MICHIGAN MARCH 4, 2004 - TRANS-INDUSTRIES, INC. (NASDAQ: TRNI), a leading manufacturer of vehicle lighting systems, and digital information display products, today announced the placement of $1.5 million of Series B Convertible Preferred Stock and Warrants. The Company also announced additions to its board of directors and management team.

The Preferred Stock has a cumulative dividend rate of 5% and is convertible into 581,397 shares of Common Stock. Five-year Warrants to purchase 145,349 Common Shares at $3.00 per share were issued in conjunction with the Preferred. Purchases of these securities were made by the Harry E. Figgie Jr. Trust. Proceeds from this sale will be used for working capital, financing expenses and the reduction of certain term debt held by the Company's present lender. Such lender has agreed to extend its forbearance agreement until January 1, 2005 while the Company continues to seek financing to replace the working capital line and term debt held by the lender.

Concurrent with this transaction, the Company's board of directors was expanded from three to six directors with the new members consisting of Harry E. Figgie Jr., Richard A. Solon, and James O'Brien. Mr. Figgie presently serves as Chairman of Clark Reliance, a manufacturer of gauges and valves used principally by the power and petroleum industries. Mr. Solon was, until recently, the President of Orion Bus Industries, a manufacturer of transit buses; and Mr. O'Brien is the President of Catapult Advisors, LLC.

In addition to his election as a director, Mr. Solon was appointed President of Trans-Industries, replacing Dale S. Coenen as President and Chief Operating Officer, while Mr. Coenen remains as Chairman and Chief Executive Officer. Apart from his experience in the bus industry, Mr. Solon brings over 25 years of manufacturing and general management experience in fields ranging from sporting goods, to construction equipment, to breathing equipment used by fire department and aviation personnel.




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ABOUT THE COMPANY

The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

                VISIT TRANS-INDUSTRIES AT www.transindustries.com